CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated August 29, 2018, in the Registration Statement on Form F-7 and related Rights Offering Circular for the issuance of Common Shares of Sandfire Resources America Inc. dated September 19, 2018, being filed with the United States Securities and Exchange Commission.

Vancouver, Canada	/s/Ernst & Young LLP
September 19, 2018	Chartered Professional Accountants